Exhibit 99.1

FS/KKR Advisor, LLC Announces Closing of Merger of FS KKR Capital Corp. and FS KKR Capital Corp. II and Announces $100 million Share Repurchase Program

PHILADELPHIA and NEW YORK – June 16, 2021 – FS/KKR Advisor, LLC (FS/KKR), a partnership between FS Investments and KKR Credit Advisors (US), today announced the completion of the merger between FS KKR Capital Corp. (NYSE: FSK) and FS KKR Capital Corp. II (NYSE: FSKR). The combined company will operate as FS KKR Capital Corp. and continue to trade on the New York Stock Exchange under the ticker “FSK.”

Michael Forman, Chairman and Chief Executive Officer of FSK, commented, “We are excited to complete this merger and operate a single BDC with the market reach and balance sheet strength to be a leader in private credit markets. This combination represents an important milestone for our franchise in our plan to drive enhanced value to our investors.”

Based on the merger exchange ratio, FSKR shareholders are receiving 0.9498 FSK shares for each share of FSKR held. The exchange ratio was determined based on the closing net asset value (NAV) per share of $26.77 and $25.42 for FSK and FSKR, respectively as of June 14, 2021, and ensures that the NAV of shares investors will own in FSK will be equal to the NAV of the shares they held in FSKR. As part of the closing, FSK will not be paying cash in lieu of fractional shares.

Dan Pietrzak, Chief Investment Officer and Co-President of FSK, said, “The combination creates a premier BDC lending franchise with approximately $15 billion in assets. With our portfolio diversification, enhanced access to capital markets, and over $3 billion of available investment capacity, we believe we are well-positioned as a leading lender to upper middle market borrowers.”

Share Repurchase Program

In addition, as previously announced, in connection with the closing of the merger, the board of directors of FSK (the “Board”) has authorized a share repurchase program. Under the program, FSK may repurchase up to $100 million in the aggregate of its outstanding common stock in the open market at prices below the current net asset value per share.

The timing, manner, price and amount of any share repurchases will be determined by FSK, based upon the evaluation of economic and market conditions, FSK’s stock price, applicable legal and regulatory requirements and other factors. The program will be in effect for one year from its effective date, unless extended, or until the aggregate repurchase amount that has been approved by the Board has been expended. The program may be suspended, extended, modified or discontinued at any time.

About FS KKR Capital Corp.

FSK is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com/fsk.

About FS KKR Capital Corp. II

FSKR is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSKR seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSKR is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com/fskr.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC is a partnership between FS Investments and KKR Credit that serves as the investment adviser to FSK with approximately $15 billion in assets under management as of March 31, 2021.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Leawood, KS. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contact Information:

Investor Relations Contact

Robert Paun

robert.paun@fsinvestments.com

Media (FS Investments)

Melanie Hemmert

media@fsinvestments.com

Forward-Looking Statements

Statements included herein may constitute “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of FSK. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption to FSK’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19, future changes in laws or regulations and conditions in FSK’s operating area, the price at which shares of common stock trade on the New York Stock Exchange, costs, charges or expenses resulting from the business combination transaction involving FSK and FSKR (together, the “Funds”) and failure to realize the anticipated benefits of the business combination transaction involving the Funds. Some of these factors are enumerated in the filings the Funds made with the SEC. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, FSK undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.